Exhibit 99.1

CA Technologies Reports Second Quarter Fiscal Year 2015 Results

  Strong New Sales Performance Shows Continued Strategic and Operational Progress
  Second Quarter Revenue of $1.079 Billion, Compared With $1.105 Billion Last Year
  Second Quarter GAAP EPS of $0.53 , Compared With $0.51 Last Year
  Second Quarter Non-GAAP EPS of $0.65, Compared With $0.83 Last Year
  Second Quarter Cash Flow From Continuing Operations of $66 Million, Compared With $73 Million Last Year

NEW YORK--(BUSINESS WIRE)--October 22, 2014--CA Technologies (NASDAQ:CA) today reported financial results for its second quarter fiscal 2015, ended September 30, 2014.

Mike Gregoire, CA Technologies Chief Executive Officer, made the following comments:

“We are starting to see traction in the market as a result of our efforts. Enterprise Solutions new sales were up for the second consecutive quarter. We continued to see solid performance in connection with renewals and we maintained financial discipline across the business. Although we are pleased with this progress, we remain focused on the work needed to drive sustained revenue growth.

“The Application Economy is transforming business, creating new opportunity and enormous complexity for our customers. CA provides the software solutions businesses need to accelerate innovation, secure applications and manage their rapidly growing IT portfolios across multiple platforms. We are uniquely positioned to help our customers build the new capabilities they need to grow and reduce the complexity they need to manage, and have focused our business on solving these problems.”

FINANCIAL OVERVIEW

(dollars in millions, except share data)	Second Quarter FY15 vs. FY14
	FY15	FY14	% Change	% Change CC**
Revenue	$1,079	$1,105	(2)%	(3)%
GAAP Income from Continuing Operations	$235	$231	2%	(5)%
Non-GAAP Income from Continuing Operations*	$292	$375	(22)%	(22)%
GAAP Diluted EPS from Continuing Operations	$0.53	$0.51	4%	(4)%
Non-GAAP Diluted EPS from Continuing Operations*	$0.65	$0.83	(22)%	(22)%
Cash Flow from Continuing Operations	$66	$73	(10)%	(8)%

* Non-GAAP income and earnings per share are non-GAAP financial measures, as noted in the discussion of non-GAAP results below. A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release.

**CC: Constant Currency

REVENUE AND BOOKINGS

(dollars in millions)	Second Quarter FY15 vs. FY14
	FY15	% of Total	FY14	% of Total	% Change	% Change CC**
North America Revenue	$693	64%	$715	65%	(3)%	(3)%
International Revenue	$386	36%	$390	35%	(1)%	(3)%
Total Revenue	$1,079		$1,105		(2)%	(3)%

North America Bookings	$552	74%	$480	57%	15%	16%
International Bookings	$197	26%	$364	43%	(46)%	(45)%
Total Bookings	$749		$844		(11)%	(11)%

Current Revenue Backlog	$3,230		$3,325		(3)%	(1)%
Total Revenue Backlog	$6,811		$7,153		(5)%	(3)%

**CC: Constant Currency

  Total revenue declined primarily as a result of a decrease in subscription and maintenance revenue, which was largely due to a decrease in Mainframe Solutions revenue and, to a lesser extent, a decrease in professional services revenue.
  Total bookings decreased primarily due to an expected year-over-year decrease in renewals from the timing of the renewal portfolio within subscription and maintenance bookings. This timing reflects the decrease in the value of contracts generally available for renewal compared with year-ago period. The decrease in subscription and maintenance bookings was partially offset by an increase in professional services bookings.
  The Company executed a total of 6 license agreements with incremental contract values in excess of $10 million each, for an aggregate contract value of $217 million. During the second quarter of fiscal 2014, the Company executed a total of 12 license agreements with incremental contract values in excess of $10 million each, for an aggregate contract value of $320 million.
  The weighted average duration of subscription and maintenance bookings for the quarter was 3.10 years, compared with 3.32 years for the same period in fiscal 2014.

EXPENSES AND MARGIN

(dollars in millions)	Second Quarter FY15 vs. FY14
	FY15	FY14	% Change	% Change CC**
GAAP
Operating Expenses Before Interest and Income Taxes	$759	$760	0%	2%
Operating Income Before Interest and Income Taxes	$320	$345	(7)%	(13)%
Operating Margin	30%	31%
Effective Tax Rate	23.7%	30.4%

Non-GAAP*
Operating Expenses Before Interest and Income Taxes	$650	$657	(1)%	(2)%
Operating Income Before Interest and Income Taxes	$429	$448	(4)%	(4)%
Operating Margin	40%	41%
Effective Tax Rate	30.0%	13.8%

*A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release. Year-over-year non-GAAP results exclude purchased software and other intangibles amortization, share-based compensation, capitalization (an add-back) and amortization of internal software costs, Board approved workforce rebalancing initiatives and certain other gains and losses. The results also include gains and losses on hedges that mature within the quarter, but exclude gains and losses on hedges that do not mature within the quarter.

**CC: Constant Currency

  GAAP and non-GAAP second quarter operating expenses were generally consistent compared with the year-ago period. GAAP operating expenses included an impairment of $13 million relating to capitalized software and other intangible assets within the Enterprise Solutions segment. The Company expects a year-over-year increase in the third quarter of fiscal 2015 for selling and marketing expenses as a result of incremental expenses associated with CA World ‘14.
  GAAP EPS in the second quarter of fiscal 2015 was positively affected by $0.05, from a decrease in the Company's GAAP effective tax rate. The Company recognized a net discrete tax benefit of $19 million in the second quarter of fiscal 2015. This net discrete tax benefit was primarily as a result of the resolution of uncertain tax positions relating to U.S. and non-U.S. jurisdictions.
  Non-GAAP EPS in the second quarter of fiscal 2015 was negatively affected by $0.15 from an increase in the Company's non-GAAP effective tax rate. The Company recognized a net discrete tax benefit of approximately $181 million in the first quarter of fiscal 2014, which impacted the non-GAAP effective tax rate for the second quarter of fiscal 2014. This net discrete tax benefit was primarily as a result of the resolution of uncertain tax positions relating to U.S. and non-U.S. jurisdictions.

SELECTED HIGHLIGHTS FROM THE QUARTER

  Customer traction for CA Technologies innovations continued in the quarter.
    One of the world’s leading consumer entertainment companies chose CA APM solutions to monitor end-to-end performance of their on-line gaming platform.
    A French airline is now working with CA Service Virtualization to increase the speed and stability of application updates for their new mobile booking system.
    A large UK-based financial services integrator signed a multi-million dollar transaction to leverage CA's API Management solution to build a cloud based mobile platform that allows third party financial service offerings, such as mortgage and insurance products, to be provided to social consumers.
  Solutions leadership:
    CA Technologies has been placed in the leaders quadrant for its Data Center Infrastructure Management (DCIM) solution by Gartner in their “Magic Quadrant for Data Center Infrastructure Management Tools” report issued in September. (1)
    CA API solutions were named a “leader” by analyst firm Forrester in their report “The Forrester Wave™: API Management Solutions, Q3 2014” in a report issued in September. (2)

SEGMENT INFORMATION

(dollars in millions)	Second Quarter FY15 vs. FY14
	Revenue		% Change	% Change CC**	Operating Margin
	FY15	FY14			FY15	FY14
Mainframe Solutions	$610	$624	(2)%	(3)%	62%	63%
Enterprise Solutions	$378	$384	(2)%	(2)%	13%	12%
Services	$91	$97	(6)%	(8)%	2%	9%

**CC: Constant Currency

  Mainframe Solutions revenue decreased compared with the year-ago period primarily due to insufficient revenue from prior period new sales to offset the decline in revenue contribution from renewals. Operating margin was generally consistent compared with the year-ago period.
  Enterprise Solutions revenue decreased compared with the year-ago period primarily due to a decrease in revenue that is recognized on an up-front basis in the current period. This decline was primarily due to an increase in the percentage of our Enterprise Solutions new sales sold in connection with renewals compared with the year-ago period. In addition, within Enterprise Solutions, there was an unfavorable effect from the decrease in revenue from certain mature product lines, partially offset by an increase in revenue from recently acquired products and sales of newly developed technologies. Enterprise Solutions operating margin was generally consistent compared with the year-ago period.
  Services revenue decreased compared with the year-ago period primarily as a result of a decrease in the size and number of services engagements during the first quarter of fiscal 2015. Operating margin for our Services segment decreased compared with the year-ago period as a result of a number of factors, including the decrease in revenue and lower utilization rates for services personnel due to the decrease in the number of services engagements.

CASH FLOW FROM OPERATIONS

  Cash flow from operations for the second quarter of fiscal 2015 was $66 million, versus $73 million in the year ago period. Prior year cash flows included a tax refund of $70 million that positively affected cash flows from operations in the year-ago period. In the second quarter of fiscal 2015, there was an increase in cash collections, primarily attributable to higher single installment collections of $76 million.

CAPITAL STRUCTURE

  Cash, cash equivalents and investments at September 30, 2014 were $3.193 billion.
  With $1.763 billion in total debt outstanding and $139 million in notional pooling, the Company’s net cash, cash equivalents and investments position was $1.291 billion.
  The Company is currently authorized to purchase $950 million of its common stock under its current stock repurchase program.
  The Company distributed $111 million in dividends to shareholders.
  The Company’s outstanding share count at September 30, 2014 was 440 million.

OUTLOOK FOR FISCAL YEAR 2015

The Company updated its fiscal year 2015 outlook, which represents "forward-looking statements" (as defined below).

The Company expects the following:

  Total revenue to decrease in a range of minus 2 percent to minus 1 percent in constant currency, unchanged from previous guidance. At September 30, 2014 exchange rates, this translates to reported revenue of $4.27 billion to $4.33 billion.
  GAAP diluted earnings per share from continuing operations to decrease in a range of minus 12 percent to minus 8 percent in constant currency, unchanged from previous guidance. At September 30, 2014 exchange rates, this translates to reported GAAP diluted earnings per share of $1.73 to $1.80.
  Non-GAAP diluted earnings per share from continuing operations to decrease in a range of minus 20 percent to minus 18 percent in constant currency. Previous guidance was minus 21 to minus 19 percent in constant currency. At September 30, 2014 exchange rates, this translates to reported non-GAAP diluted earnings per share of $2.40 to $2.47.
  Cash flow from continuing operations to increase in a range of 5 percent to 12 percent in constant currency, unchanged from previous guidance. At September 30, 2014 exchange rates, this translates to reported cash flow from continuing operations of $1.01 billion to $1.08 billion.

This outlook assumes no material acquisitions and a partial currency hedge of operating income. The Company expects a full-year GAAP operating margin of 27 percent, a decrease of one point from previous guidance, and non-GAAP operating margin of 37 percent, unchanged from previous guidance. The Company also expects to return to a normalized full-year GAAP and non-GAAP effective tax rate of approximately 30 percent, which would have a negative impact on GAAP and non-GAAP diluted earnings per share from continuing operations of approximately $0.43 and $0.59, respectively.

The Company anticipates approximately 436 million shares outstanding at fiscal 2015 year-end and weighted average diluted shares outstanding of approximately 440 million for the fiscal year.

Webcast

This news release and the accompanying tables should be read in conjunction with additional content that is available on the Company’s website, including a supplemental financial package, as well as a conference call and webcast that the Company will host at 5:00 p.m. ET today to discuss its unaudited second quarter results. The webcast will be archived on the website. Individuals can access the webcast, as well as the press release and supplemental financial information at http://ca.com/invest or can listen to the call at 1-877-561-2748. The international participant number is 1-720-545-0044.

(1) Gartner, Inc., “Magic Quadrant for Data Center Infrastructure Management Tools” by Jay E. Pultz, David J. Cappuccio, April Adams, Federico De Silva, Naveen Mishra, Henrique Cecci, Rakesh Kumar, September 22, 2014.

Gartner does not endorse any vendor, product or service depicted in its research publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner's research organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

(2) Forrester Research Inc., “The Forrester Wave™: API Management Solutions, Q3 2014, September 29, 2014.”

The Forrester Wave is copyrighted by Forrester Research, Inc. Forrester and Forrester Wave are trademarks of Forrester Research, Inc. The Forrester Wave is a graphical representation of Forrester's call on a market and is plotted using a detailed spreadsheet with exposed scores, weightings, and comments. Forrester does not endorse any vendor, product, or service depicted in the Forrester Wave. Information is based on best available resources. Opinions reflect judgment at the time and are subject to change.

About CA Technologies

CA Technologies (NASDAQ: CA) creates software that fuels transformation for companies and enables them to seize the opportunities of the application economy. Software is at the heart of every business in every industry. From planning, to development, to management and security, CA is working with companies worldwide to change the way we live, transact, and communicate – across mobile, private and public cloud, distributed and mainframe environments. Learn more at www.ca.com.

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Non-GAAP Financial Measures

This news release, the accompanying tables and the additional content that is available on the Company's website, including a supplemental financial package, include certain financial measures that exclude the impact of certain items and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). Non-GAAP metrics for operating expenses, operating income, operating margin, income from continuing operations and diluted earnings per share exclude the following items: share-based compensation expense; non-cash amortization of purchased software and other intangible assets; charges relating to rebalancing initiatives that are large enough to require approval from the Company's Board of Directors, fiscal 2007 restructuring costs and certain other gains and losses, which include the gains and losses since inception of hedges that mature within the quarter, but exclude gains and losses of hedges that do not mature within the quarter. The Company began expensing costs for internally developed software where development efforts commenced in the first quarter of fiscal 2014. As a result, product development and enhancement expenses are expected to increase in future periods as the amount capitalized for internally developed software costs decreases. Due to this change, the Company also adds back capitalized internal software costs and excludes amortization of internally developed software costs previously capitalized from these non-GAAP metrics. The effective tax rate on GAAP and non-GAAP income from operations is the Company's provision for income taxes expressed as a percentage of pre-tax GAAP and non-GAAP income from continuing operations, respectively. These tax rates are determined based on an estimated effective full year tax rate, with the effective tax rate for GAAP generally including the impact of discrete items in the period in which such items arise and the effective tax rate for non-GAAP generally allocating the impact of discrete items pro rata to the fiscal year's remaining reporting periods. Adjusted cash flow from operations excludes payments associated with the fiscal 2014 Board-approved rebalancing initiative as described above, capitalized software development costs as described above, and restructuring and other payments. Free cash flow excludes purchases of property and equipment and capitalized software development costs. The Company presents constant currency information to provide a framework for assessing how the Company's underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than U.S. dollars are converted into U.S. dollars at the exchange rate in effect on the last day of the Company's prior fiscal year (i.e., March 31, 2014, March 31, 2013 and March 31, 2012, respectively). Constant currency excludes the impacts from the Company's hedging program. The constant currency calculation for annualized subscription and maintenance bookings is calculated by dividing the subscription and maintenance bookings in constant currency by the weighted average subscription and maintenance duration in years. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding these items, non-GAAP financial measures facilitate management's internal comparisons to the Company's historical operating results and cash flows, to competitors' operating results and cash flows, and to estimates made by securities analysts. Management uses these non-GAAP financial measures internally to evaluate its performance and they are key variables in determining management incentive compensation. The Company believes these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making. In addition, the Company has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this news release to their most directly comparable GAAP financial measures, which are attached to this news release.

Cautionary Statement Regarding Forward-Looking Statements

The declaration and payment of future dividends is subject to the determination of the Company's Board of Directors, in its sole discretion, after considering various factors, including the Company's financial condition, historical and forecast operating results, and available cash flow, as well as any applicable laws and contractual covenants and any other relevant factors. The Company's practice regarding payment of dividends may be modified at any time and from time to time.

Repurchases under the Company's stock repurchase program are expected to be made with cash on hand and may be made from time to time, subject to market conditions and other factors, in the open market, through solicited or unsolicited privately negotiated transactions or otherwise. The program does not obligate the Company to acquire any particular amount of common stock, and it may be modified or suspended at any time at the Company's discretion.

Certain statements in this communication (such as statements containing the words "believes," "plans," "anticipates," "expects," "estimates," "targets" and similar expressions relating to the future) constitute "forward-looking statements" that are based upon the beliefs of, and assumptions made by, the Company's management, as well as information currently available to management. These forward-looking statements reflect the Company's current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to achieve success in the Company's strategy by, among other things, effectively managing the Company's sales force to enable the Company to maintain and enhance its strong relationships in its traditional customer base and to increase penetration and accelerate growth in customer segments and geographic regions where the Company currently may not have a strong presence or the Company has underserved, enabling the sales force to sell new products, improving the Company's brand, technology and innovation awareness in the marketplace and ensuring the Company's set of cloud computing, application development and IT operations (DevOps), Software-as-a-Service, mobile device management and other new offerings address the needs of a rapidly changing market, while not adversely affecting the demand for the Company's traditional products or its profitability; global economic factors or political events beyond the Company's control; general economic conditions and credit constraints, or unfavorable economic conditions in a particular region, industry or business sector; the failure to innovate and/or adapt to technological changes and introduce new software products and services in a timely manner; competition in product and service offerings and pricing; the failure to expand partner programs; the ability to retain and attract adequate qualified personnel; the ability of the Company's products to remain compatible with ever-changing operating environments, platforms or third party products; the ability to successfully integrate acquired companies and products into the Company's existing business; the ability to adequately manage, evolve and protect the Company's information systems, infrastructure and processes; risks associated with sales to government customers; breaches of the Company's data center, network and software products, and the IT environments of the Company's vendors and customers; discovery of errors or omissions in the Company's software products or documentation and potential product liability claims; the failure to protect the Company's intellectual property rights and source code; events or circumstances that would require the Company to record an impairment charge relating to the Company's goodwill or capitalized software and other intangible assets balances; access to software licensed from third parties; risks associated with the use of software from open source code sources; third-party claims of intellectual property infringement or royalty payments; fluctuations in the number, terms and duration of the Company's license agreements as well as the timing of orders from customers and channel partners; the failure to renew large license transactions on a satisfactory basis; potential tax liabilities; changes in market conditions or the Company's credit ratings; fluctuations in foreign currencies; the failure to effectively execute the Company's workforce reductions, workforce rebalancing and facilities consolidations; successful and secure outsourcing of various functions to third parties; and other factors described more fully in the Company's filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should the Company's assumptions prove incorrect, actual results may vary materially from those described herein as believed, planned, anticipated, expected, estimated, targeted or similarly expressed in a forward-looking manner. The Company assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Copyright © 2014 CA, Inc. All Rights Reserved. All other trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

Table 1
CA Technologies
Consolidated Statements of Operations
(unaudited)
(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
Revenue:	2014	2013	2014	2013
Subscription and maintenance	$908	$922	$1,817	$1,844
Professional services	91	97	178	195
Software fees and other	80	86	153	161
Total revenue	$1,079	$1,105	$2,148	$2,200
Expenses:
Costs of licensing and maintenance	$71	$71	$143	$139
Cost of professional services	88	88	169	176
Amortization of capitalized software costs	75	69	142	135
Selling and marketing	253	248	499	517
General and administrative	87	91	179	182
Product development and enhancements	150	142	300	274
Depreciation and amortization of other intangible assets	34	37	68	73
Other expenses, net (1)	1	14	15	140
Total expenses before interest and income taxes	$759	$760	$1,515	$1,636
Income from continuing operations before interest and income taxes	$320	$345	$633	$564
Interest expense, net	12	13	26	24
Income from continuing operations before income taxes	$308	$332	$607	$540
Income tax expense (benefit)	73	101	160	(21)
Income from continuing operations	$235	$231	$447	$561
Income from discontinued operations, net of income taxes	$21	$9	$26	$14
Net income	$256	$240	$473	$575

Basic income per common share:
Income from continuing operations	$0.53	$0.51	$1.01	$1.24
Income from discontinued operations	0.05	0.02	0.06	0.03
Net income	$0.58	$0.53	$1.07	$1.27
Basic weighted average shares used in computation	440	448	440	449

Diluted income per common share:
Income from continuing operations	$0.53	$0.51	$1.00	$1.23
Income from discontinued operations	0.05	0.02	0.06	0.03
Net income	$0.58	$0.53	$1.06	$1.26
Diluted weighted average shares used in computation	441	450	441	450

(1)	For the three months periods ending September 30, 2014 and 2013, other expenses, net includes approximately $12 million and $2 million of charges relating to the FY2014 Board approved rebalancing initiative (the Fiscal 2014 Plan), respectively. For the six month periods ending September 30, 2014 and 2013, other expenses, net includes approximately $21 million and $119 million of charges relating to the FY2014 Board approved rebalancing initiative (the Fiscal 2014 Plan), respectively.

Prior year results have been adjusted to reflect the discontinued operations associated with the CA ERwin Data Modeling and CA arcserve data protection businesses.

Table 2
CA Technologies
Condensed Consolidated Balance Sheets
(in millions)

	September 30,	March 31,
	2014	2014
	(unaudited)
Cash and cash equivalents	$3,193	$3,252
Trade accounts receivable, net	511	800
Deferred income taxes	328	315
Other current assets	199	192
Total current assets	$4,231	$4,559

Property and equipment, net	$278	$295
Goodwill	5,811	5,922
Capitalized software and other intangible assets, net	869	1,063
Deferred income taxes	67	59
Other noncurrent assets, net	116	118
Total assets	$11,372	$12,016

Current portion of long-term debt	$510	$514
Deferred revenue (billed or collected)	1,957	2,419
Deferred income taxes	6	9
Other current liabilities	817	980
Total current liabilities	$3,290	$3,922

Long-term debt, net of current portion	$1,253	$1,252
Deferred income taxes	45	67
Deferred revenue (billed or collected)	779	872
Other noncurrent liabilities	262	333
Total liabilities	$5,629	$6,446

Common stock	$59	$59
Additional paid-in capital	3,588	3,610
Retained earnings	6,069	5,818
Accumulated other comprehensive loss	(255)	(171)
Treasury stock	(3,718)	(3,746)
Total stockholders’ equity	$5,743	$5,570
Total liabilities and stockholders’ equity	$11,372	$12,016

Table 3
CA Technologies
Condensed Consolidated Statements of Cash Flows
(unaudited)
(in millions)
	Three Months Ended
	September 30,
	2014	2013
Operating activities from continuing operations:
Net income	$256	$240
Income from discontinued operations	(21)	(9)
Income from continuing operations	$235	$231
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	109	106
Deferred income taxes	(29)	(11)
Provision for bad debts	2	3
Share-based compensation expense	22	20
Asset impairments and other non-cash items	(1)	2
Foreign currency transaction losses	3	3
Changes in other operating assets and liabilities, net of effect of acquisitions:
Decrease (increase) in trade accounts receivable	12	(57)
Decrease in deferred revenue	(212)	(263)
(Decrease) increase in taxes payable, net	(59)	68
(Decrease) increase in accounts payable, accrued expenses and other	8	4
Increase (decrease) in accrued salaries, wages and commissions	18	(33)
Changes in other operating assets and liabilities	(42)	-
Net cash provided by operating activities - continuing operations	$66	$73
Investing activities from continuing operations:
Acquisitions of businesses, net of cash acquired, and purchased software	$(1)	$(3)
Purchases of property and equipment	(13)	(22)
Capitalized software development costs	-	(10)
Purchases of short-term investments	-	(9)
Net cash used in investing activities - continuing operations	$(14)	$(44)
Financing activities from continuing operations:
Dividends paid	$(111)	$(114)
Purchases of common stock	-	(151)
Notional pooling borrowings (repayments), net	45	(32)
Debt (repayments) borrowings, net	(3)	494
Debt issuance costs	-	(3)
Exercise of common stock options and other	2	27
Net cash (used in) provided by financing activities - continuing operations	$(67)	$221
Effect of exchange rate changes on cash	$(186)	$65
Net change in cash and cash equivalents - continuing operations	$(201)	$315
Cash (used in) provided by operating activities - discontinued operations	$(31)	$14
Cash provided by investing activities - discontinued operations	170	-
Net effect of discontinued operations on cash and cash equivalents	$139	$14
(Decrease) increase in cash and cash equivalents	$(62)	$329
Cash and cash equivalents at beginning of period	$3,255	$2,461
Cash and cash equivalents at end of period	$3,193	$2,790

Prior year results have been adjusted to reflect the discontinued operations associated with the CA ERwin Data Modeling and CA arcserve data protection businesses.

Table 4
CA Technologies
Operating Segments
(unaudited)
(dollars in millions)

	Three Months Ended September 30, 2014				Six Months Ended September 30, 2014
	Mainframe Solutions (1)	Enterprise Solutions (1)	Services (1)	Total	Mainframe Solutions (1)	Enterprise Solutions (1)	Services (1)	Total

Revenue (2)	$610	$378	$91	$1,079	$1,224	$746	$178	$2,148
Expenses (3)	234	327	89	650	469	652	171	1,292
Segment profit	$376	$51	$2	$429	$755	$94	$7	$856
Segment operating margin	62%	13%	2%	40%	62%	13%	4%	40%

Segment profit				$429				$856
Less:
Purchased software amortization				31				59
Other intangibles amortization				16				31
Software development costs capitalized				-				-
Internally developed software products amortization				44				83
Share-based compensation expense				22				42
Other expenses, net (4)				(4)				8
Interest expense, net				12				26
Income from continuing operations before income taxes				$308				$607

	Three Months Ended September 30, 2013				Six Months Ended September 30, 2013
	Mainframe Solutions (1)	Enterprise Solutions (1)	Services (1)	Total	Mainframe Solutions (1)	Enterprise Solutions (1)	Services (1)	Total

Revenue (2)	$624	$384	$97	$1,105	$1,243	$762	$195	$2,200
Expenses (3)	232	337	88	657	475	688	178	1,341
Segment profit	$392	$47	$9	$448	$768	$74	$17	$859
Segment operating margin	63%	12%	9%	41%	62%	10%	9%	39%

Segment profit				$448				$859
Less:
Purchased software amortization				31				59
Other intangibles amortization				15				29
Software development costs capitalized				(8)				(31)
Internally developed software products amortization				38				76
Share-based compensation expense				20				40
Other expenses, net (4)				7				122
Interest expense, net				13				24
Income from continuing operations before income taxes				$332				$540

(1)	The Company’s Mainframe Solutions and Enterprise Solutions segments comprise its software business organized by the nature of the Company’s software offerings and the platform on which the products operate. The Services segment comprises product implementation, consulting, customer education and customer training, including those directly related to the Mainframe Solutions and Enterprise Solutions software that the Company sells to its customers.

(2)	The Company regularly enters into a single arrangement with a customer that includes mainframe solutions, enterprise solutions and services. The amount of contract revenue assigned to operating segments is generally based on the manner in which the proposal is made to the customer. The software product revenue is assigned to the Mainframe Solutions and Enterprise Solutions segments based on either: (1) a list price allocation method (which allocates a discount in the total contract price to the individual products in proportion to the list price of the product); (2) allocations included within internal contract approval documents; or (3) the value for individual software products as stated in the customer contract. The price for the implementation, consulting, education and training services is separately stated in the contract and these amounts of contract revenue are assigned to the Services segment. The contract value assigned to each operating segment is then recognized in a manner consistent with the revenue recognition policies the Company applies to the customer contract for purposes of preparing the Consolidated Financial Statements.

(3)	Segment expenses include costs that are controllable by segment managers (i.e., direct costs) and, in the case of the Mainframe Solutions and Enterprise Solutions segments, an allocation of shared and indirect costs (i.e., allocated costs). Segment-specific direct costs include a portion of selling and marketing costs, licensing and maintenance costs, product development costs and general and administrative costs. Allocated segment costs primarily include indirect and non-segment specific direct selling and marketing costs and general and administrative costs that are not directly attributable to a specific segment. The basis for allocating shared and indirect costs between the Mainframe Solutions and Enterprise Solutions segments is dependent on the nature of the cost being allocated and is either in proportion to segment revenues or in proportion to the related direct cost category. Expenses for the Services segment consist of cost of professional services and other direct costs included within selling and marketing and general and administrative expenses. There are no allocated or indirect costs for the Services segment.

(4)	Other expenses, net includes charges relating to the FY2014 Board approved rebalancing initiative (the Fiscal 2014 Plan), certain foreign exchange derivative hedging gains and losses, and other miscellaneous costs.

Prior year results have been adjusted to reflect the discontinued operations associated with the CA ERwin Data Modeling and CA arcserve data protection businesses.

Table 5
CA Technologies
Constant Currency Summary
(unaudited)
(dollars in millions)

	Three Months Ended September 30,				Six Months Ended September 30,
	2014	2013	% Increase (Decrease) in $ US	% Increase (Decrease) in Constant Currency (1)	2014	2013	% Increase (Decrease) in $ US	% Increase (Decrease) in Constant Currency (1)

Bookings	$749	$844	(11)%	(11)%	$1,473	$1,640	(10)%	(10)%

Revenue:
North America	$693	$715	(3)%	(3)%	$1,375	$1,416	(3)%	(3)%
International	386	390	(1)%	(3)%	773	784	(1)%	(3)%
Total revenue	$1,079	$1,105	(2)%	(3)%	$2,148	$2,200	(2)%	(3)%

Revenue:
Subscription and maintenance	$908	$922	(2)%	(2)%	$1,817	$1,844	(1)%	(2)%
Professional services	91	97	(6)%	(8)%	178	195	(9)%	(9)%
Software fees and other	80	86	(7)%	(6)%	153	161	(5)%	(5)%
Total revenue	$1,079	$1,105	(2)%	(3)%	$2,148	$2,200	(2)%	(3)%

Segment Revenue:
Mainframe solutions	$610	$624	(2)%	(3)%	$1,224	$1,243	(2)%	(2)%
Enterprise solutions	378	384	(2)%	(2)%	746	762	(2)%	(2)%
Services	91	97	(6)%	(8)%	178	195	(9)%	(9)%

Total expenses before interest and income taxes:
Total non-GAAP (2)	$650	$657	(1)%	(2)%	$1,292	$1,341	(4)%	(4)%
Total GAAP	759	760	0%	2%	1,515	1,636	(7)%	(7)%

(1)	Constant currency information is presented to provide a framework for assessing how the Company's underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than US dollars are converted into US dollars at the exchange rate in effect on March 31, 2014, which was the last day of the prior fiscal year. Constant currency excludes the impacts from the Company's hedging program.

(2)	Refer to Table 7 for a reconciliation of total expenses before interest and income taxes to total non-GAAP operating expenses.

Prior year results have been adjusted to reflect the discontinued operations associated with the CA ERwin Data Modeling and CA arcserve data protection businesses.

Certain non-material differences may arise versus actual from impact of rounding.

Table 6
CA Technologies
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(unaudited)
(dollars in millions)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
GAAP net income	$256	$240	$473	$575
GAAP income from discontinued operations, net of income taxes	(21)	(9)	(26)	(14)
GAAP income from continuing operations	$235	$231	$447	$561
GAAP income tax expense (benefit)	73	101	160	(21)
Interest expense, net	12	13	26	24
GAAP income from continuing operations before interest and income taxes	$320	$345	$633	$564
GAAP operating margin (% of revenue) (1)	30%	31%	29%	26%

Non-GAAP adjustments to expenses:
Costs of licensing and maintenance (2)	$1	$1	$2	$2
Cost of professional services (2)	1	1	2	2
Amortization of capitalized software costs (3)	75	69	142	135
Selling and marketing (2)	8	7	15	14
General and administrative (2)	7	6	13	12
Product development and enhancements (4)	5	(3)	10	(21)
Depreciation and amortization of other intangible assets (5)	16	15	31	29
Other expenses, net (6)	(4)	7	8	122
Total Non-GAAP adjustment to operating expenses	$109	$103	$223	$295
Non-GAAP income from continuing operations before interest and income taxes	$429	$448	$856	$859
Non-GAAP operating margin (% of revenue) (7)	40%	41%	40%	39%

Interest expense, net	12	13	26	24
GAAP income tax expense (benefit)	73	101	160	(21)
Non-GAAP adjustment to income tax expense (benefit) (8)	52	(41)	89	136
Non-GAAP income tax expense	$125	$60	$249	$115
Non-GAAP income from continuing operations	$292	$375	$581	$720

(1)	GAAP operating margin is calculated by dividing GAAP income from continuing operations before interest and income taxes by total revenue (refer to Table 1 for total revenue).

(2)	Non-GAAP adjustment consists of share-based compensation.

(3)	For the three month periods ending September 30, 2014 and 2013, non-GAAP adjustment consists of $31 million and $31 million of purchased software amortization and $44 million and $38 million of internally developed software products amortization, respectively. For the six month periods ending September 30, 2014 and 2013, non-GAAP adjustment consists of $59 million and $59 million of purchased software amortization and $83 million and $76 million of internally developed software products amortization, respectively.

(4)	For the three and six month periods ending September 30, 2014, non-GAAP adjustment consists of $5 million and $10 million of share-based compensation, respectively. For the three and six month periods ending September 30, 2013, non-GAAP adjustment consists of $5 million and $10 million of share-based compensation and ($8) million and ($31) million of software development costs capitalized, respectively.

(5)	Non-GAAP adjustment consists of other intangibles amortization.

(6)	Non-GAAP adjustment consists of charges relating to the FY2014 Board approved rebalancing initiative (the Fiscal 2014 Plan) and certain other gains and losses, including gains and losses since inception of hedges that mature within the quarter, but excludes gains and losses of hedges that do not mature within the quarter.

(7)	Non-GAAP operating margin is calculated by dividing non-GAAP income from continuing operations before interest and income taxes by total revenue (refer to Table 1 for total revenue).

(8)	The full year non-GAAP income tax expense is different from GAAP income tax expense because of the difference in non-GAAP income from continuing operations before income taxes. On an interim basis, this difference would also include a difference in the impact of discrete and permanent items where for GAAP purposes the effect is recorded in the period such items arise, but for non-GAAP such items are recorded pro rata to the fiscal year's remaining reporting periods.

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Prior year results have been adjusted to reflect the discontinued operations associated with the CA ERwin Data Modeling and CA arcserve data protection businesses.

Certain non-material differences may arise versus actual from impact of rounding.

Table 7
CA Technologies
Reconciliation of GAAP to Non-GAAP
Operating Expenses and Diluted Earnings per Share
(unaudited)
(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
Operating Expenses	2014	2013	2014	2013

Total expenses before interest and income taxes	$759	$760	$1,515	$1,636

Non-GAAP operating adjustments:
Purchased software amortization	31	31	59	59
Other intangibles amortization	16	15	31	29
Software development costs capitalized	-	(8)	-	(31)
Internally developed software products amortization	44	38	83	76
Share-based compensation	22	20	42	40
Other expenses, net (1)	(4)	7	8	122
Total non-GAAP operating adjustment	$109	$103	$223	$295

Total non-GAAP operating expenses	$650	$657	$1,292	$1,341

	Three Months Ended		Six Months Ended
	September 30,		September 30,
Diluted EPS from Continuing Operations	2014	2013	2014	2013

GAAP diluted EPS from continuing operations	$0.53	$0.51	$1.00	$1.23

Non-GAAP adjustments, net of taxes:
Purchased software amortization	0.05	0.05	0.10	0.14
Other intangibles amortization	0.02	0.02	0.05	0.07
Software development costs capitalized	-	(0.01)	-	(0.07)
Internally developed software products amortization	0.08	0.06	0.14	0.17
Share-based compensation	0.04	0.03	0.07	0.09
Other expenses, net (1)	(0.01)	0.01	0.01	0.28
Non-GAAP effective tax rate adjustments (2)	(0.06)	0.16	(0.07)	(0.33)
Total non-GAAP adjustment	$0.12	$0.32	$0.30	$0.35

Non-GAAP diluted EPS from continuing operations	$0.65	$0.83	$1.30	$1.58

(1)	Non-GAAP adjustment consists of charges relating to the FY2014 Board approved rebalancing initiative (the Fiscal 2014 Plan) and certain other gains and losses, including gains and losses since inception of hedges that mature within the quarter, but excludes gains and losses of hedges that do not mature within the quarter.

(2)	The non-GAAP effective tax rate is equal to the full year GAAP effective tax rate, therefore no adjustment is required on an annual basis. On an interim basis, the difference in non-GAAP income tax expense and GAAP income tax expense relates to the difference in non-GAAP income from continuing operations before income taxes, and includes a difference in the impact of discrete and permanent items where for GAAP purposes the effect is recorded in the period such items arise but for non-GAAP purposes such items are recorded pro rata to the fiscal year's remaining reporting periods.

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Prior year results have been adjusted to reflect the discontinued operations associated with the CA ERwin Data Modeling and CA arcserve data protection businesses.

Certain non-material differences may arise versus actual from impact of rounding.

Table 8
CA Technologies
Effective Tax Rate Reconciliation
GAAP and Non-GAAP
(unaudited)
(dollars in millions)

	Three Months Ended		Six Months Ended
	September 30, 2014		September 30, 2014
	GAAP	Non-GAAP	GAAP	Non-GAAP

Income from continuing operations before interest and income taxes (1)	$320	$429	$633	$856
Interest expense, net	12	12	26	26
Income from continuing operations before income taxes	$308	$417	$607	$830

Statutory tax rate	35%	35%	35%	35%

Tax at statutory rate	$108	$146	$212	$291
Adjustments for discrete and permanent items (2)	(35)	(21)	(52)	(42)
Total tax expense	$73	$125	$160	$249

Effective tax rate (3)	23.7%	30.0%	26.4%	30.0%

	Three Months Ended		Six Months Ended
	September 30, 2013		September 30, 2013
	GAAP	Non-GAAP	GAAP	Non-GAAP

Income from continuing operations before interest and income taxes (1)	$345	$448	$564	$859
Interest expense, net	13	13	24	24
Income from continuing operations before income taxes	$332	$435	$540	$835

Statutory tax rate	35%	35%	35%	35%

Tax at statutory rate	$116	$152	$189	$292
Adjustments for discrete and permanent items (2)	(15)	(92)	(210)	(177)
Total tax (benefit) expense	$101	$60	$(21)	$115

Effective tax rate (3)	30.4%	13.8%	(3.9)%	13.8%

(1)	Refer to Table 6 for a reconciliation of income from continuing operations before interest and income taxes on a GAAP basis to income from continuing operations before interest and income taxes on a non-GAAP basis.

(2)	The effective tax rate for GAAP generally includes the impact of discrete and permanent items in the period such items arise, whereas the effective tax rate for non-GAAP generally allocates the impact of such items pro rata to the fiscal year's remaining reporting periods.

(3)	The effective tax rate on GAAP and non-GAAP income from continuing operations is the Company's provision for income taxes expressed as a percentage of GAAP and non-GAAP income from continuing operations before income taxes, respectively. The non-GAAP effective tax rate is equal to the full year GAAP effective tax rate. On an interim basis, the effective tax rates are determined based on an estimated effective full year tax rate after the adjustments for the impacts of certain discrete items (such as changes in tax rates, reconciliations of tax returns to tax provisions and resolutions of tax contingencies).

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Prior year results have been adjusted to reflect the discontinued operations associated with the CA ERwin Data Modeling and CA arcserve data protection businesses.

Certain non-material differences may arise versus actual from impact of rounding.

Table 9
CA Technologies
Reconciliation of Projected GAAP Metrics to Projected Non-GAAP Metrics
(unaudited)

	Fiscal Year Ending
Projected Diluted EPS from Continuing Operations	March 31, 2015

Projected GAAP diluted EPS from continuing operations range	$1.73	to	$1.80

Non-GAAP adjustments, net of taxes:
Purchased software amortization	0.17		0.17
Other intangibles amortization	0.09		0.09
Internally developed software products amortization	0.24		0.24
Share-based compensation	0.14		0.14
Other expenses, net (1)	0.03		0.03
Total non-GAAP adjustment	$0.67		$0.67

Projected non-GAAP diluted EPS from continuing operations range	$2.40	to	$2.47

	Fiscal Year Ending
Projected Operating Margin	March 31, 2015

Projected GAAP operating margin		27%

Non-GAAP operating adjustments:
Purchased software amortization		3%
Other intangibles amortization		1%
Internally developed software products amortization		4%
Share-based compensation		2%
Other expenses, net (1)		0%
Total non-GAAP operating adjustment		10%

Projected non-GAAP operating margin		37%

(1)	Non-GAAP adjustment consists of charges relating to the FY2014 Board approved rebalancing initiative (the Fiscal 2014 Plan).

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

CONTACT:
CA Technologies
Jennifer Hallahan, (212) 415-6924
Public Relations
jennifer.hallahan@ca.com
or
Jonathan Doros, (212) 415-6870
Investor Relations
jonathan.doros@ca.com